Exhibit 5.5

November 5, 2015

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Kentucky counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiary T&WA, Inc., a Kentucky corporation (“T&WA”), and are rendering this opinion in connection with the prospectus, dated November 2, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 2, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 2, 2015 and the offer and sale of: (i) $1,000,000,000 of our 5.125% Senior Notes due 2023 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of November 2, 2015 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that T&WA: (i) is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Kentucky, (ii) possesses the corporate power and authority to execute and deliver the Guarantees and the Indenture and to perform its obligations thereunder, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture .

Taft Stettinius & Hollister LLP	Chicago / Cincinnati / Cleveland / Columbus / Dayton / Indianapolis / Northern Kentucky / Phoenix

November 5, 2015

We are members of the bar of the Commonwealth of Kentucky. We do not express any opinion herein on any laws other than those of the Commonwealth of Kentucky.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Company’s Current Report on Form 8-K to be filed on November 5, 2015. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

Attachment: Schedule A — List of Guarantors

November 5, 2015

SCHEDULE A

Guarantors

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

T&WA, Inc.	Kentucky

Wingfoot Commercial Tire Systems, LLC	Ohio

Goodyear Canada Inc.	Ontario, Canada

Wingfoot Mold Leasing Company	Nova Scotia, Canada